Exhibit 10.2
The Hartford Financial Services Group, Inc.
2006-2007 Compensation of Non-Employee Directors
— For the annual service period beginning on May 17, 2006, the date of the next Annual Meeting of Shareholders—

Standard Fees	Description

Annual Restricted Stock Award	· $150,000 valuation
· Granted on the date of the Annual Meeting of Shareholders
· Vests three years from the date of the award

Annual Retainer Payable in Cash	· $45,000
· Payable following the Annual Meeting of Shareholders

Meeting Fee for each meeting of the Board of Directors attended	· $2,500 per meeting

Fee for each Committee meeting attended	· $2,000 per Committee meeting

Committee Chairperson Annual Retainer	· $10,000 for the chairpersons of each of the Compensation and Personnel Committee, the Legal and Public Affairs Committee and the Nominating and Corporate Governance Committee
· $25,000 for the chairperson of the Audit Committee

Other

Deferred Compensation Plan	· May defer all or any portion of cash compensation into The Hartford Deferred Compensation Plan
· May defer all of any portion of cash compensation into The Hartford 2005 Incentive Stock Plan.

Insurance	· $100,000 of group life insurance and $750,000 of AD&D
· Directors may purchase additional voluntary AD&D insurance

Reimbursable Expenses	· Travel and related expenses incurred in connection with service on the Board of Directors and its Committees
· All reasonable expenses incurred for director education